Exhibit 99

Media and Investor Contacts:	Tracy Furey Corporate Affairs Bristol-Myers Squibb Tel: (609) 252-3208	John Elicker Investor Relations Bristol-Myers Squibb Tel: (212) 546-3775
	Kathy Baum Corporate Affairs Bristol-Myers Squibb Tel: (212) 546-4631	Susan Walser Investor Relations Bristol-Myers Squibb Tel: (609) 252-4227

        Bristol-Myers Squibb Statement Regarding Paraplatin Pediatric Submission and Federal Appeals Court Reversal on Patent

        (NEW YORK, NY, March 31, 2004)—Bristol-Myers Squibb Company (NYSE: BMY) reported today that it has submitted to the Food and Drug Administration (FDA) data from two clinical studies evaluating the potential health benefits for pediatric patients of Paraplatin® (carboplatin), a widely-used chemotherapeutic agent. If the FDA finds that these studies meet its requirements, the Company would be entitled to a six-month extension of marketing exclusivity for Paraplatin after the expiration of the patent on April 14, 2004.

        The Company was awarded summary judgment in 2002 by the New Jersey U.S. District Court in a patent infringement lawsuit brought by the Company and Research Corporation Technologies, Inc., holder of the patent for Paraplatin, against Pharmachemie based on its Abbreviated New Drug Application ("ANDA"), seeking FDA approval of a generic version of Paraplatin. On March 17, 2004, the U.S. Court of Appeals for the Federal Circuit, in a 2-to-1 decision, reversed the District Court's summary judgment in favor of the Company, and directed that the case be returned to the District Court for further proceedings. The Company has filed a request that the full Federal Circuit Court rehear its decision.

        The Company believes its submission to the FDA should meet the FDA's standards for pediatric extension, and six months of pediatric exclusivity is included in the Company's plan for 2004, contributing approximately $.10 per share. However, there is no guarantee that the Company will have all or part of the benefit of a pediatric extension as generic competition for Paraplatin could develop before its previously anticipated loss of exclusivity on October 14, 2004. If multiple generic competitors were FDA-approved and could legally launch and commence sales on April 14, the Company would lose all the benefit of the additional exclusivity. In such an event, the Company intends to pursue offsetting cost-reductions.

        Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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        This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to plans and projections. These statements may be identified by the fact that they use words such as "anticipate", "estimate","believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, patent positions and litigation. For further details and a discussion of these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.